UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2022

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	EGRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 1, 2022 (the “Amendment Date”), Eagle Pharmaceuticals, Inc. (the “Company”), entered into the Third Amended and Restated Credit Agreement, (the “Amended Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, (the “Agent”) and the lenders party thereto, which amended and restated in its entirety the Company’s existing credit agreement, dated as of November 8, 2019 (the “Existing Facility”).

The Amended Credit Agreement provides for a three-year $100 million revolving credit facility (the “Revolving Credit Facility”), which includes a $5 million letter of credit sub facility, and a three-year $50 million term loan facility (the “Term Loan Facility,” and collectively with the Revolving Credit Facility, the “Credit Facility”). On the Amendment Date, the Company borrowed $15 million under the Revolving Credit Facility and $50 million under the Term Loan Facility (the “Term Loan”). Approximately $35.4 million of the proceeds of the Credit Facility were used on the Amendment Date to refinance all amounts outstanding under the Existing Facility, and the Company currently intends to use the remaining proceeds to repay certain indebtedness of the Company’s wholly-owned subsidiary, Acacia Pharma Group Limited, and for other corporate purposes. The Revolving Credit Facility and the Term Loan Facility each mature on October 31, 2025, unless required to mature earlier or extended pursuant to the terms of the Amended Credit Agreement.

Loans under the Credit Facility bear interest, at the Company’s option, at a rate equal to either (a) the SOFR rate, plus a credit adjustment spread, plus an applicable margin ranging from 2.50% to 3.25% per annum, based upon the total net leverage ratio (as defined in the Amended Credit Agreement) or (b) the prime lending rate, plus an applicable margin ranging from 1.50% to 2.25% per annum, based upon the total net leverage ratio. The Company is required to pay a commitment fee on the unused portion of the Revolving Credit Facility at a rate ranging from 0.375% to 0.475% per annum based upon the total net leverage ratio.

The Term Loan amortizes in quarterly installments in an amount equal to $1.25 million per fiscal quarter for each fiscal quarter ended after the Closing Date through the fiscal quarter ended September 30, 2023, and in an amount equal to $2.5 million per fiscal quarter for each fiscal quarter thereafter.

The Company is permitted to terminate or reduce the commitments under the Revolving Credit Facility and to make voluntary prepayments at any time subject to break funding payments. The Company is required to make mandatory prepayments (a) of the Term Loan with the net proceeds (i) of certain asset sales, transfers or other dispositions, (ii) received in respect of casualty and other condemnation losses and (iii) any indebtedness incurred that does not constitute permitted indebtedness, subject in the case of (i) and (ii), to customary reinvestment rights, and (b) under the Revolving Credit Facility at any time the aggregate amount of all outstanding loans and letters of credit issued under the Revolving Credit Facility exceeds the aggregate commitment of all lenders under the Revolving Credit Facility, in an amount equal to such excess.

The Amended Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties (as defined below) and its consolidated subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Under the terms of the Amended Credit Agreement, the Company is required to comply with (a) a maximum total net leverage ratio, (b) a fixed charge coverage ratio and (c) a minimum liquidity covenant.

Events of default under the Amended Credit Agreement include: (a) the failure by the Company to timely make payments due under the Amended Credit Agreement; (b) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (c) the failure by any Loan Party to comply with the covenants under the Amended Credit Agreement and other related agreements; (d) certain defaults under a specified amount of other indebtedness of the Company or its subsidiaries; (e) insolvency or bankruptcy-related events with respect to the Company or any of its subsidiaries; (f) certain judgments against either the Company or any of its subsidiaries; (g) certain ERISA-related events reasonably expected to have a material adverse effect on the Company and its subsidiaries taken as a whole; (h) the failure by the collateral documents to create a valid and perfected security interest in any material portion of the collateral purported to be covered thereby; (i) any material provision of any loan document ceasing to be, or being asserted by any Loan Party not to be, valid, binding and enforceable, or a denial in writing by any Loan Party of any further liability under the loan documents; (j) the occurrence of a change in control with respect to the Company and (k) the occurrence of a default under a material exclusive license. If one or more events of default occurs and continues, the Agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Amended Credit Agreement to be immediately due and payable. If any bankruptcy event of default described in clause (e) above occurs, the commitments will be terminated and the obligations of the Loan Parties under the Amended Credit Agreement will become due and payable automatically without any action by the Agent or the lenders.

The obligations of the Company under the Credit Facility are currently guaranteed by the Company’s wholly-owned subsidiaries, Eagle Biologics, Inc. and Eagle Research Labs Limited (which together with the Company are collectively referred to as the “Loan Parties”) and may in the future be guaranteed by certain material domestic subsidiaries and other subsidiaries of the Company. The obligations of the Loan Parties under the Amended Credit Agreement and other loan documents are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (a) all tangible and intangible assets of the Loan Parties, except for certain excluded assets, and (b) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the voting equity interests of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the voting equity interests of such subsidiaries).

The foregoing description of the Amended Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Third Amended and Restated Credit Agreement, among Eagle Pharmaceuticals, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2022	EAGLE PHARMACEUTICALS, INC.

	By:	/s/ Scott Tarriff
Scott Tarriff
Chief Executive Officer